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                                                                    EXHIBIT 99.5

                                EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT (this "Agreement") dated as of January 25, 1999, between Regis Corporation (the "Company"), a Minnesota corporation, and John W. Francis (the "Employee"), a resident of the State of Minnesota.

     WHEREAS, the Employee is currently employed as an executive officer of The Barbers, Hairstyling for Men & Women, Inc. (the "Barbers"); and

     WHEREAS, The Company, has agreed to acquire the Barbers through a merger (the "Merger") of the Barbers with a wholly-owned subsidiary of the Company; and

     WHEREAS, the Company desires to retain the services of the Employee subsequent to the Merger and the Employee desires to be employed by the Company, on the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises, the mutual agreements set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

     1. EMPLOYMENT. Effective only on and after the effective time of the Merger (the "Effective Time"), the Company hereby employs the Employee, and the Employee accepts such employment and agrees to perform services for the Company, for the period and upon the other terms and conditions set forth in this Agreement.

     2.    TERM.  Unless terminated at an earlier date in accordance with
Section 5 of this Agreement, the term of the Employee's employment hereunder shall be for a period of three years, commencing at the Effective Time. Thereafter, the term of this Agreement shall be automatically extended for successive one-year periods unless either party objects to such extension by written notice to the other party at least 30 days prior to the expiration of the initial term or any extension term.

     3.    POSITION AND DUTIES.

     (a) SERVICE WITH COMPANY. During the term of the Employee's employment, the Employee agrees to perform such reasonable employment duties as the Board of Directors of the Company shall assign to him from time to time. The Employee also agrees to serve, for any period for which he is elected, as an officer of the Company. The Employee's title shall initially be as a "Vice President" of the Company.

     (b) PERFORMANCE OF DUTIES. The Employee agrees to serve the Company faithfully and to the best of his ability and to devote his full time, attention and efforts to the business and affairs of the Company during his employment by the Company. The Employee hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement and that during the term of this Agreement, he will not render or perform services for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement. While he remains employed by the Company, the Employee may participate in reasonable charitable activities and personal investment activities so long as such activities do not interfere with the performance of his obligations under this Agreement.

     4.    COMPENSATION.

     (a) BASE SALARY. As compensation in full for all services to be rendered by the Employee under this Agreement, the Company shall pay to the Employee a base salary of $80,000, less deductions and withholdings, which salary shall be paid on a monthly basis in arrears in accordance with the Company's normal payroll procedures and policies. The compensation payable to the Employee during each year after the first year of the Employee's employment shall be established by the Company's Board of Directors following an annual

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performance review, but in no event shall the salary for any subsequent year be less than the salary in effect for the prior year.

     (b) BONUS. In addition to the base compensation described in section 4(a), the Company shall also create and maintain an incentive plan in which Employee shall participate in bonuses on the same basis as it established by the Company for other, similarly situated executives; provided, however, that Employee shall be guaranteed a bonus of at least $20,000 per year. In addition to such bonus plan, Employee shall be entitled to participate in such other incentive compensation plans as may be established by the Board of Directors of the Company from time to time and that would be applicable to the Employee or any executive of the Company with a position similar to Employee.

     (c)   PARTICIPATION IN BENEFIT PLANS.  While he is employed by the
Company, the Employee shall also be eligible to participate in all employee benefit plans or programs (including vacation time) of the Company to the extent that the Employee meets the requirements for each individual plan, including, to the extent appropriate for an executive in a similar position, the Company's stock option program and including a disability insurance policy designed to provide benefits equivalent to 60% of Employee's salary.

     (d) EXPENSES. The Company will pay or reimburse the Employee for all reasonable and necessary out-of pocket expenses incurred by him in the performance of his duties under this Agreement, subject to the Company's normal policies for expense verification. Without limiting the generality of the foregoing, the Company shall pay the member expenses of Employee in Inner Circle and the International Franchise Association and shall, to the extent provided to other executives of the Company, pay the dues of membership of Employee in a health club chosen by Employee. In addition, the Company shall continue to provide the Employee with an automobile expense reimbursement allowance for the automobile leased by the Employee as of the date of this Agreement and for which the Barbers provides reimbursement, and after termination of such lease, an automobile allowance of a magnitude equivalent to the allowance provided to similarly situated executives of the Company.

     (e) INDEMNIFICATION AND E & O INSURANCE. The Company will maintain a policy of indemnification of officers to the maximum extent allowed by Minnesota Statutes Section 302A.251 and shall maintain a policy of errors and omissions insurance covering acts by Employee within the scope of his employment.

     5.    TERMINATION OF EMPLOYMENT.

     (a) GROUNDS FOR TERMINATION. The Employee's employment shall terminate prior to the expiration of the initial term set forth in Section 2 or any extension thereof in the event that at any time:

           (i)      The Employee dies,

           (ii) The Employee becomes "disabled", so that he cannot perform the essential functions of his position with or without reasonable accommodation,

           (iii) The Board of Directors of the Company elects to terminate this Agreement for "cause" and notifies the Employee in writing of such election,

           (iv) The Board of Directors of the Company elects to terminate this Agreement without "cause" and notifies the Employee in writing of such election, or

           (v) The Employee elects to terminate this Agreement and notifies the Company in writing of such election.

     If this Agreement is terminated pursuant to clause (i), (ii) or (iii) of this Section 5(a), such termination shall be effective immediately. If this Agreement is terminated pursuant to clause (iv) or (v) of this Section 5(a), such termination shall be effective 30 days after delivery of the notice of termination.


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     (b)   "CAUSE" DEFINED.  "Cause" means:

           (i) The Employee has engaged in willful and material misconduct and has failed to cure such default within 30 days after receipt of written notice of default from the Company,

           (ii) The Employee has committed fraud, misappropriation or embezzlement in connection with the Company's business, or

           (iii) The Employee has been convicted or has pleaded nolo contendere to criminal misconduct of a type reflecting poorly on the Company through his relationship therewith.

In the event that the Company terminates the Employee's employment for "cause" pursuant to clause (i) of this Section 5(b) and the Employee objects in writing to the Board's determination that there was proper "cause" for such termination within 20 days after the Employee is notified of such termination, the matter shall be resolved by arbitration in accordance with the provisions of Section 6(a). If the Employee fails to object to any such determination of "cause" in writing within such 20-day period, he shall be deemed to have waived his right to object to that determination. If such arbitration determines that there was not proper "cause" for termination, such termination shall be deemed to be a termination pursuant to clause (iv) of Section 5(a) and the Employee's sole remedy shall be to receive the wage continuation benefits contemplated by
Section 5(f).

     (c) EFFECT OF TERMINATION. Notwithstanding any termination of this Agreement, the Employee, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of the Employee's employment.

     (d) "DISABLED" DEFINED. "Disabled" means any mental or physical condition that renders the Employee unable to perform the essential functions of his position, with or without reasonable accommodation, for a period in excess of six months.

     (e) SURRENDER OF RECORDS AND PROPERTY. Upon termination of his employment with the Company, the Employee shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof that relate in any way to the business, products, practices or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents that in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in his/her possession or under his/her control.

     (f) SALARY CONTINUATION. If the Employee's employment by the Company is terminated by the Company pursuant to clause (ii) or (iv) of Section 5(a), the Company shall continue to pay to the Employee his base salary (less any payments received by the Employee from any disability income insurance policy provided to him by the Company) and shall continue to provide health insurance benefits for the Employee through the remainder of the term of this Agreement. If this Agreement is terminated pursuant to clauses (i), (iii) or (v) of Section 5(a), the Employee's right to base salary and benefits shall immediately terminate, except as may otherwise be required by applicable law.

     In either event, if the Employee's employment by the Company terminates within six months of the end of any fiscal year of the Company, the Employee shall also be entitled to receive a pro rata portion (based on the number of days of employment during that fiscal year) of any bonus payment that would have been payable to him for that fiscal year pursuant to Section 4(b) if the Employee had been in the employ of the Company for the full fiscal year. No bonus will be payable to the Employee with respect to any fiscal year in which the Employee was employed by the Company for less than six months or with respect to any fiscal year after the fiscal year in which the Employee's employment terminated.


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     6.    SETTLEMENT OF DISPUTES.

     (a) ARBITRATION. Except as provided in Section 6(b), any claims or disputes of any nature between the Company and the Employee arising from or related to the performance, breach, termination, expiration, application or meaning of this Agreement or any matter relating to the Employee's employment and the termination of that employment by the Company shall be resolved exclusively by arbitration in Minneapolis, Minnesota, in accordance with the applicable rules of the American Arbitration Association. In the event of submission of any dispute to arbitration, each party shall, not later than 30 days prior to the date set for hearing, provide to the other party and to the arbitrator(s) a copy of all exhibits upon which the party intends to rely at the hearing and a list of all persons each party intends to call at the hearing.
The fees of the arbitrator(s) and other costs incurred by the Employee and the Company in connection with such arbitration shall be paid by the party that is unsuccessful in such arbitration.

     The decision of the arbitrator(s) shall be final and binding upon both parties. Judgment of the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction.

     (b) RESOLUTION OF CERTAIN CLAIMS - INJUNCTIVE RELIEF. Section 6(a) shall have no application to claims by the Company asserting a violation of
Section 5(e) or seeking to enforce, by injunction or otherwise, the terms of
Section 5(e). Such claims may be maintained by the Company in a lawsuit subject to the terms of Section 6(c). The Employee acknowledges that it would be difficult to fully compensate the Company for damages resulting from any breach by him/her of the provisions of this Agreement. Accordingly, the Employee agrees that, in addition to, but not to the exclusion of any other available remedy, the Company shall have the right to enforce the provisions of Sections 5(e) by applying for and obtaining temporary and permanent restraining orders or injunctions from a court of competent jurisdiction without the necessity of filing a bond therefor, and without the necessity of proving actual damages, and the Company shall be entitled to recover from the Employee its reasonable attorneys' fees and costs in enforcing the provisions of Sections 5(e).

     (c) VENUE. Any action at law, suit in equity or judicial proceeding arising directly, indirectly, or otherwise in connection with, out of, related to or from this Agreement, or any provision hereof, shall be litigated only in the courts of the State of Minnesota, County of Hennepin. The Employee and the Company consent to the jurisdiction of such courts over the subject matter set forth in Section 5(b). The Employee waives any right the Employee may have to transfer or change the venue of any litigation brought against the Employee by the Company.

     7.    MISCELLANEOUS.

     (a) ENTIRE AGREEMENT. This Agreement (including the exhibits, schedules and other documents referred to herein) contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations, written or oral, relating to the subject matter hereof.

     (b) COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which will be an original and all of which taken together shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing any such counterpart.

     (c) SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule, the validity, legality and enforceability of the other provision of this Agreement will not be affected or impaired thereby. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. The Employee acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provision valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.


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     (d)   SUCCESSORS AND ASSIGNS.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives and, to the extent permitted by subsection (e), successors and assigns.

     (e) ASSIGNABILITY. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable (including by operation of law) by either party without the prior written consent of the other party to this Agreement, except that the Company may, without the consent of the Employee, assign its rights and obligations under this Agreement to any corporation, firm or other business entity with or into which the Company may merge or consolidate, or to which the Company may sell or transfer all or substantially all of its assets, or of which 50% or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, the Company. After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement including this
Section 7.

     (f) MODIFICATION, AMENDMENT, WAIVER OR TERMINATION. No provision of this Agreement may be modified, amended, waived or terminated except by an instrument in writing signed by the parties to this Agreement. No course of dealing between the parties will modify, amend, waive or terminate any provision of this Agreement or any fights or obligations of any part under or by reason of this Agreement. No delay on the part of the Company in exercising any right hereunder shall operate as a waiver of such right. No waiver, express or implied, by the Company of any right or any breach by the Employee shall constitute a waiver of any other right or breach by the Employee.

     (g) NOTICES. All notices, consents, requests, instructions, approvals or other communications provided for herein shall be in writing and delivered by personal delivery, overnight courier, mail, electronic facsimile or e-mail addressed to the receiving party at the address set forth herein. All such communications shall be effective when received.

           John Francis
           2014 Pinehurst Avenue
           Saint Paul, MN 55116

Any party may change the address set forth above by notice to each other party given as provided herein.

     (h) HEADINGS. The headings and any table of contents contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     (i) GOVERNING LAW. ALL MATTERS RELATING TO THE INTERPRETATION, CONSTRUCTION, VALIDITY AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PROVISIONS THEREOF.

     (j) THIRD-PARTY BENEFIT. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, remedies, obligations or liabilities of any nature whatsoever.

     (k) WITHHOLDING TAXES. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.


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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph.


                                   REGIS CORPORATION



                                   By   /s/ Paul D. Finkelstein
                                        ----------------------------------------
                                        Paul D. Finkelstein
                                        Its: President




                                   /s/ John Francis
                                   ---------------------------------------------
                                                  JOHN FRANCIS





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